Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Fourth Quarter and Fiscal 2024 Financial Results

•        The Company generated net sales of $45.0 million for the quarter and $158.4 million for the year

•        Income before income taxes of $5.3 million for the quarter and $18.5 million for the year

•        Backlog of $138.1 million at January 31, 2025, compared to $68.4 million at January 31, 2024

SPRING, TX, May 1, 2025 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the fourth quarter and 2024 fiscal year ended January 31, 2025.

“Sales for the fourth quarter and full year 2024 show moderate growth and were $45.0 million and $158.4 million, resulting in increases of $4.8 million and $7.7 million, compared to the prior year.

Income before taxes was $5.3 million and $18.5 million in the fourth quarter and for the full year 2024, which increased by $2.1 million and $8.6 million, compared to the prior year. This significant increase was a result of our focus on higher margin products and services that contributed to improved margin performance.

Net income after taxes and minority interest was $1.5 million and $9.0 million in the fourth quarter and for the full year 2024. Although 2024 net income was a decrease of $1.5 million, compared to $10.5 million last year, the reduction was due to a one-time non-cash tax benefit of $5.9 million in the prior year after being allowed to recognize the benefit of past tax losses. Excluding the impact of the tax benefit, net income after taxes and minority interest was an increase of $4.4 million,” noted CEO David Mansfield.

“Backlog has exhibited significant growth throughout the year and now stands at $138.1 million, resulting in a 102% increase, as compared to the prior year. The increase in backlog enables us to be well-positioned to begin fiscal 2025,” Mr. Mansfield commented.

“We have achieved considerable milestones throughout the year, demonstrated by income before taxes, improved margins, and significant growth in backlog. The joint venture in Saudi Arabia that was formed in 2023 continues to exceed expectations, and we are beginning to see increased activity at the new Vars, Ontario facility in Canada,” Mr. Mansfield continued.

“2024 was a strong year for the Company. Our ability to secure several large-scale project awards provides good momentum in 2025, as well as positioning Perma-Pipe as a viable supplier for future mega-projects. This includes the opportunities in Qatar. The success of the joint venture has enabled us to establish a greater presence in Saudi Arabia, and we are encouraged by the recent positive developments occurring in North America,” Mr. Mansfield concluded.

2024 Results

Net sales were $158.4 million and $150.7 million in the years ended January 31, 2025 and 2024, respectively. The increase of $7.7 million was primarily a result of higher sales volumes in the Middle East and Canada.

Gross profit was $53.2 million, or 34% of net sales and $41.5 million, or 28% of net sales, in the years ended January 31, 2025 and 2024, respectively. The increase of $11.7 million was driven by higher sales volumes and improved gross margins in the Middle East and Canada.

General and administrative expenses were $28.0 million and $22.6 million in the years ended January 31, 2025 and 2024, respectively. The increase of $5.4 million was primarily related to higher compensation costs and professional fees.

Selling expenses were $4.9 million and $5.5 million in the years ended January 31, 2025 and 2024, respectively. The decrease of $0.6 million was driven by lower payroll expenses.

Interest expense was $1.9 million and $2.3 million in the years ended January 31, 2025 and 2024, respectively. The decrease of $0.4 million was related to decreased borrowings and, to a lesser extent, lower interest rates.

Other income was $0.1 million, as compared to other expense of $(1.2) million in the years ended January 31, 2025 and 2024, respectively. The change relates mainly to a one-time non-recurring charge in connection with a non-cash pre-tax settlement resulting from the termination of the Company's pension plan.

The Company's worldwide effective tax rates ("ETR") were 29.1% and (33.6%) in the years ended January 31, 2025 and 2024, respectively. The change in ETR was largely due to changes in the mix of income and loss in various tax jurisdictions and the release of the partial domestic valuation allowance in the prior year. For further information, see Note 7 - Income taxes, in the Notes to Consolidated Financial Statements.

Net income attributable to common stock was $9.0 million and $10.5 million in the years ended January 31, 2025 and 2024, respectively. The decrease in net income was a result of the changes discussed above, less amounts attributable to non-controlling interest.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at fourteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's fiscal year ends on January 31. Years, results, and balances described as 2024, 2023, and 2022 are for the fiscal year ending January 31, 2025, 2024, and 2023, respectively.

Additional information regarding the Company's financial results for the fiscal year ended January 31, 2025, including management's discussion and analysis of the Company's financial condition and results of operations, is contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2025, which will be filed with the Securities and Exchange Commission on or about the date hereof and will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Year Ended January 31,
	2025	2024
Net sales	$158,384	$150,668
Gross profit	53,248	41,458

Total operating expenses	32,947	28,099

Income from operations	20,301	13,359

Interest expense, net	1,940	2,266
Other income (expense)	107	(1,202)
Income before income taxes	18,468	9,891

Income tax expense (benefit)	5,377	(3,320)

Net income	$13,091	$13,211
Less: Net income attributable to non-controlling interest	4,108	2,740
Net income attributable to common stock	$8,983	$10,471

Weighted average common shares outstanding
Basic	7,956	7,977
Diluted	8,015	8,073

Earnings per share
Basic	$1.13	$1.31
Diluted	$1.12	$1.30

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,
	2025	2024
ASSETS
Current assets	$108,802	$98,818
Long-term assets	56,439	56,893
Total assets	$165,241	$155,711
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$54,063	$57,742
Long-term liabilities	28,073	25,991
Total liabilities	82,136	83,733
Non-controlling interests	10,967	6,266
Stockholders' equity	72,138	65,712
Total liabilities and stockholders' equity	$165,241	$155,711

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADJUSTED INCOME BEFORE TAX

(In thousands)

(Unaudited)

The following information contains a reconciliation of the non-GAAP financial measure of adjusted income before income tax and income before tax prepared in accordance with generally accepted accounting principles ("GAAP") for the twelve months ended January 31, 2025, and 2024, respectively. This reconciliation is intended to provide investors with useful information in evaluating the Company's performance. Adjusted income before tax includes certain adjustments as identified below. This measure is not considered an alternative to income before tax or other financial measures of performance that are prepared in accordance with GAAP. The Company believes that the exclusion of certain items from income before tax allows investors to more effectively evaluate the Company's operating performance and identify trends that might not be apparent due to the variability and infrequent nature of these items. In addition, the Company believes this measure provides meaningful information to investors when comparing results between periods and performance with respect to the Company's peers.

Adjustments made for certain items are further described as follows: (i) one-time charge to terminate the Company's pension plan; (ii) one-time charge relating to a litigation settlement that arose from a regulatory compliance matter and from certain projects executed between 2007 and 2011; (iii) one-time adjustment from the release of the Company's liability for a past project; (iv) other non-recurring charges. As a result of these adjustments, some items that affect income before tax may not be comparable to similar measures of other companies.

The following table provides a reconciliation of the GAAP and non-GAAP financial measures:

	For the twelve months ended
	January 31, 2025	January 31, 2024
Income before income tax (GAAP as reported)	$18,468	$9,891
Pension plan termination	-	479
Litigation settlement	35	709
Other one-time charges	517	-
Adjusted income before tax	$19,020	$11,079